SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No. 2)*


                        VIATEL HOLDING (BERMUDA) LIMITED
                        --------------------------------
                                (Name of Issuer)


                  Common Stock, par value U.S. $0.01 per share
                  --------------------------------------------
                         (Title of Class of Securities)


                                   G93447-10-3
                                 --------------
                                 (CUSIP Number)


                                December 31, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

----------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 Pages

CUSIP NO. G93447-10-3
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN ADVISORS LLC

     13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. G93447-10-3
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN PARTNERS SERIES A, a series of Aspen Capital Partners, LP

     13-4118716
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. G93447-10-3
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN CAPITAL LLC

     13-4118715
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

      OO
--------------------------------------------------------------------------------

CUSIP NO. G93447-10-3
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NIKOS HECHT
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
NUMBER OF                         5    SOLE VOTING POWER
SHARES                                 -0-
BENEFICIALLY                      ----------------------------------------------
OWNED BY                          6    SHARED VOTING POWER
EACH REPORT-                           -0-
ING PERSON                        ----------------------------------------------
WITH                              7    SOLE DISPOSITIVE POWER
                                       -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Preliminary Note.

         This Amendment No. 2 to Schedule 13G is being filed to reflect the disposition by the Reporting Persons from time to time since December 31, 2004 of all of their respective shares of Common Stock of the Issuer.

Item 1.
         (a)  Name of Issuer:

                  Viatel Holding (Bermuda) Limited.

         (b)  Address of Issuer's Principal Executive Offices:

                  Inbucon House, Wick Road
                  Egham, Surrey TW20 0HR
                  United Kingdom

Item 2.
         (a)  Name of Persons Filing:

                  Aspen Partners Series A, a series of Aspen Capital Partners,
                   LP ("Aspen Partners")
                  Aspen Capital LLC ("Aspen Capital")
                  Aspen Advisors LLC ("Aspen Advisors")
                  Nikos Hecht
                  (collectively, the "Reporting Persons")

         (b)  Address of Principal Business Office or, if none, Residence:

                  The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of the other Reporting Persons is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

         (c)  Citizenship:

                  Aspen Partners is a Delaware limited partnership. Aspen Capital and Aspen Advisors are Delaware limited liability companies. Mr. Hecht is a citizen of the United States.

         (d)  Title of Class of Securities:

                  Common Stock, par value U.S. $0.01 per share

         (e)  CUSIP Number:

                  G93447-10-3

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                  Act.
         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                  Aspen Partners and Aspen Capital:                      -0-
                  Aspen Advisors and Mr. Hecht:                          -0-

         (b)  Percent of class:

                  Aspen Partners and Aspen Capital:                      0.0%
                  Aspen Advisors and Mr. Hecht:                          0.0%

         (c)  Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:

                              Aspen Partners and Aspen Capital:          -0-
                              Aspen Advisors and Mr. Hecht:              -0-

                  (ii)     Shared power to vote or to direct the vote:

                              Aspen Partners and Aspen Capital:          -0-
                              Aspen Advisors and Mr. Hecht:              -0-

                  (iii) Sole power to dispose or to direct the disposition of:

                              Aspen Partners and Aspen Capital:          -0-
                              Aspen Advisors and Mr. Hecht:              -0-

                  (iv) Shared power to dispose or to direct the disposition of:

                              Aspen Partners and Aspen Capital:          -0-
                              Aspen Advisors and Mr. Hecht:              -0-

Item 5.  Ownership of Five Percent or Less of a Class.

         From time to time since December 31, 2004, the Reporting Persons disposed of shares of Common Stock of the Issuer resulting in beneficial ownership, as of December 31, 2005, by each Reporting Person of less than 5% of such Common Stock.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February, 2006

                                       ASPEN PARTNERS, SERIES A, a series of
                                       ASPEN CAPITAL PARTNERS, LP

                                       By:  ASPEN CAPITAL LLC,
                                            its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Managing Member


                                       ASPEN CAPITAL LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Managing Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:  Nikos Hecht
                                           Title: Managing Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht